UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 31, 2008

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organization)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM 11 Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 31, 2008, Central European Media Enterprises Ltd. and certain of its subsidiaries (collectively, “CME” or the “Company”) entered into a series of agreements to purchase a 30% beneficial ownership interest in the Studio 1+1 Group (as defined below) from the Company’s partners, Alexander Rodnyansky and Boris Fuchsmann, and to provide Messrs. Rodnyansky and Fuchsmann with a put option and CME with a call option for the remaining 10% interest in the Studio 1+1 Group that will be held by Messrs. Rodnyansky and Fuchsmann following a successful completion of the initial sale transaction. CME currently holds a 60% beneficial ownership interest in the Studio 1+1 Group. In conjunction with the initial transaction, CME also entered into an Assignment Agreement with Igor Kolomoisky, a shareholder of the Company and a member of the Company’s Board of Directors, pursuant to which Mr. Kolomoisky has assigned his option interests in the Studio 1+1 Group to CME. The Studio 1+1 Group is the principal entity through which the operations of the STUDIO 1+1 television station are conducted and is comprised of several entities in which CME holds direct or indirect interests. These entities include Studio 1+1 LLC (“Studio 1+1”), Innova Film Gmbh (“Innova”) and International Media Services (“IMS”). As further described below, the consideration payable by CME for the initial sale transactions, exclusive of the put and call options, is approximately U.S.$ 219.6 million.

Framework Agreement. CME entered into a framework agreement (the “Framework Agreement”) with Messrs. Rodnyansky and Fuchsmann on January 31, 2008. Pursuant to the terms of the Framework Agreement, CME shall acquire a 30% interest in the Studio 1+1 Group.  The interests to be acquired consist of (i) an 8.335% direct and indirect ownership interest in the Studio 1+1 Group currently held by Messrs. Rodnyansky and Fuchsmann (the “RF Interests”) and (ii) a 21.665% direct and indirect interest in Studio 1+1, Innova and IMS over which Mr. Kolomoisky currently holds options (the “Optioned Interests”).  As reported in our Form 10-Q for the period ended September 30, 2007,  CME entered into an agreement with Mr. Kolomoisky on October 30, 2007 (the “October Agreement”) to acquire such Optioned Interests from Mr. Kolomoisky following a successful exercise by him of these options over the Optioned Interests. As described below, the Assignment Agreement between CME and Mr. Kolomoisky supersedes the October Agreement.

At completion Messrs. Rodnyansky and Fuchsmann will receive a combined total cash consideration of U.S.$ 79.6 million, including a de minimis amount of consideration upon exercise of the Optioned Interests and the remainder for the RF Interests, in exchange for the 30% beneficial ownership interest in the Studio 1+1 Group.  Following the completion of this transaction, CME will hold a 90% interest in the Studio 1+1 Group and Messrs. Rodnyansky and Fuchsmann will each hold a 5% interest.

In addition, under the Framework Agreement CME has granted Messrs. Rodnyansky and Fuchsmann the right to jointly put both of their remaining 5% interests in the Studio 1+1 Group to CME. The consideration upon exercise of the put option is: (i) U.S.$ 95.4 million if exercised at any time from the closing date of the transaction to the first anniversary of the closing date; (ii) U.S.$ 102.3 million if exercised after the first anniversary up to the second anniversary of the closing date; and (iii) the greater of  U.S.$ 109.1 million and an agreed valuation if exercised at any time after the second anniversary of the closing date. Under the Framework Agreement Messrs. Rodnyansky and Fuchsmann granted CME the right from the closing date to call their combined 10% interest in the Studio 1+1 Group for a consideration of U.S.$ 109.1 million. From the first anniversary of the closing date, Messrs. Rodnyansky and Fuchsmann have the option of electing to have an agreed valuation conducted, in which case the call price will be the greater of U.S.$ 109.1 million and the agreed valuation.  In the event CME exercises the call option, Messrs. Rodnyansky and Fuchsmann have the right to elect to receive their consideration in the form of cash or shares of Class A Common Stock of CME. Both the put and call options may only be exercised for the entire 10% interest held by Messrs. Rodnyansky and Fuchsmann.

Termination Agreement. Simultaneous with entering into the Framework Agreement, the parties to the Framework Agreement entered into a termination agreement (the “Termination Agreement”) pursuant to which the Company’s historical partnership agreements with respect to its Ukrainian operations have been terminated and Messrs. Rodnyansky and Fuchsmann have resigned all positions within the Studio 1+1 Group. Messrs Rodnyansky and Fuchsmann have entered into consultancy agreements with the Company providing for total annual aggregate compensation under both agreements not to exceed Euro 1 million that terminate at the time either sells his remaining 5% interest in the Studio 1+1 Group. The Termination Agreement contains non-solicitation provisions as well as limited non-compete provisions that restrict the ability of Messrs. Rodnyansky and Fuchsmann to compete against the Company in the television business in Ukraine directly or through companies controlled by them.

Following the completion of the purchase of the 30% ownership interest in the Studio 1+1 Group by CME, Messrs. Rodnyansky and Fuchsmann intend to acquire 10% of the Company’s interest in the entities operating the channels KINO and CITI in Ukraine (collectively, “Gravis”) for consideration of U.S.$ 1.92 million. In the event Messrs. Rodnyansky and Fuchsmann exercise the put or CME exercises the call described above, this 10% interest in Gravis will be transferred to the Company together with the 10% interest held by Messrs. Rodnyansky and Fuchsmann in the Studio 1+1 Group, and Messrs. Rodnyansky and Fuchsmann shall not be entitled to any additional consideration other than as described above in respect of the put and call options.

Assignment Agreement. On January 31, 2008, CME entered into an assignment agreement with Mr. Kolomoisky pursuant to which Mr. Kolomoisky has assigned his right to acquire the Optioned Interests to CME. In consideration of this assignment, CME will pay Mr. Kolomoisky an amount equal to the lesser of (i) U.S.$ 140 million and (ii) 4% of the number of outstanding shares of Class A Common Stock of CME at the time CME acquires the Optioned Interests (using a weighted average trading price), provided, that in the event the lesser amount is U.S.$ 140 million, Mr. Kolomoisky will have the option of receiving his consideration in cash or shares of Class A Common Stock of CME.  CME is not obligated to pay this consideration to Mr. Kolomoisky prior to the acquisition of the RF Interests and the Optioned Interests from Messrs. Rodnyansky and Fuchsmann.

The October Agreement shall terminate following the completion of this transaction. Mr. Kolomoisky was appointed to the Company’s Board of Directors in connection with his purchase on August 30, 2007 of 1,275,227 unregistered shares of CME’s Class A Common Stock for cash consideration of U.S.$ 110.0 million, pursuant to which Mr. Kolomoisky has registration rights. For additional information on the October Agreement and Mr. Kolomoisky’s share purchase, please see the Company’s Form 10-Q for the period ended September 30, 2007.

The Framework Agreement and the Assignment Agreement also provide that Messrs. Rodnyansky, Fuchsmann and Kolomoisky, as well as other parties who entered into historical arrangements with respect to the Optioned Interests, enter into mutual release arrangements on the closing date to confirm the performance of the transactions contemplated by those previous arrangements and to release any claims arising out of or in connection with those arrangements or the ownership of the Studio 1+1 Group. In addition, Mr. Kolomoisky and other parties who obtained rights in respect of the Optioned Interests are releasing CME and the Studio 1+1 Group from any claims in respect of the ownership of the Studio 1+1 Group on the closing date.

Completion of the transactions described above is expected to occur by the end of the second quarter of this year. Under the terms of the Framework Agreement, the ownership of the Studio 1+1 Group is being restructured in order to facilitate these transactions and such restructuring will require certain regulatory approvals.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: February 5, 2008	/s/ Wallace Macmillan
Wallace Macmillan
Chief Financial Officer